Exhibit 99.1
Corporate Media Contact:
Kate Wilkinson
Manning Selvage & Lee
323-866-6025
kate.wilkinson@mslpr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical
858-550-9999
callen@artesmedical.com
ARTES MEDICAL REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS AND
RECENT COMPANY HIGHLIGHTS
- PRODUCT SALES INCREASE 85% FROM Q3-2007
          San Diego, California — November 10, 2008 — Artes Medical, Inc. (Nasdaq: ARTE), a medical aesthetics company, today reported recent company highlights and financial results for the three months ended September 30, 2008.
Financial Results
          The Company reported product sales of $2.3 million for the quarter ended September 30, 2008, an increase of $1.1 million, or 85%, over product sales of $1.2 million for the quarter ended September 30, 2007. In addition, during the third quarter, the Company shipped over $500,000 of ArteFill to physicians to support the on-going long-term safety study, completing initial enrollment during October. This quarterly increase in sales resulted from the expansion of the Company’s field sales force, increased consumer marketing, continued increase in the number of ArteFill-trained physicians, and the launch of ElevessTM, a new FDA-approved temporary dermal filler. Revenues for the quarter ended September 30, 2007 also included license fee revenue of $5.5 million representing an accelerated royalty payment from a third party.
          The Company reported improved gross profit resulting from increased product sales and allocation of manufacturing overhead. In this regard, the Company reported a negative gross profit on product sales for the quarter ended September 30, 2008 of $82 thousand compared with a negative gross profit for the quarter ended September 30, 2007 of $1.8 million.
          Total operating expenses for the quarter ended September 30, 2008 were $10.4 million, an increase of $3.0 million, over the quarter ended September 30, 2007 operating expenses of $7.4 million. This increase in operating expenses is primarily due to the Company’s expanded sales force, increased consumer marketing initiatives for ArteFill, costs to launch Elevess and costs associated with the Company’s five-year post-marketing safety and skin test removal studies. This resulted in a net loss of $11.2 million for the quarter ended September 30, 2008, compared to $3.7 million for the quarter ended September 30, 2007, which was reduced by the one-time receipt of the $5.5 million accelerated royalty payment. The Company also reported cash and cash equivalents of $5.9 million as of September 30, 2008.
          “The top-line growth in product sales reflects the progress we have made over the past year,” said Christopher J. Reinhard, Executive Chairman, Artes Medical, Inc. “While the challenging economic times have adversely impacted the aesthetics sector, we have advanced product revenues over the prior year period while launching a new product, Elevess. The summer is often considered a slow quarter for sales in our industry. However, we and all of our competitors have experienced the negative effects of the current recession and credit crisis and the weather conditions in the Gulf Coast region, especially during the month of September. As a result, based on the deteriorating economic outlook, unfavorable market and poor financial metrics of the medical aesthetics industry, the Company is not in a position at this time to estimate projected revenues for the fourth quarter of the year. We are therefore suspending our guidance for the remainder of the 2008 calendar year.”
Recent Company Highlights
•	In August, the Company announced its commercial launch of Elevess, an FDA-approved hyaluronic acid-based dermal filler with lidocaine for patient comfort. The Company previously announced that it had broadened its product portfolio through an agreement with Anika Therapeutics to sell Elevess exclusively in the U.S. Elevess and ArteFill allow the Company to offer both short-term and long-lasting solutions to wrinkle correction.

•	The Company announced completion of enrollment in its 1,000-patient, 5-year post-marketing ArteFill study required by the FDA, and completion of enrollment and treatment in its ArteFill skin test removal study in October. In connection with the post-marketing study, the Company shipped ArteFill valued at approximately $1.8 million during the year, including over $500,000 during the third quarter.

•	In September, the Company announced it had completed a financing with accredited investors raising approximately $2.4 million from a private placement of its common stock and related warrants. This financing represents an important first step in raising additional equity capital.

•	The Company announced the promotion of Michael K. Green to Chief Operating Officer in September. In addition to his continued responsibilities as Chief Financial Officer, Mr. Green assumed oversight responsibility for departments including marketing, sales, manufacturing, clinical and regulatory, corporate facilities, information technology and human resources.

•	The Company announced in October the winner of the “ArteFill Face Forward Makeover Contest” — celebrating women’s changing lives. The grand prize winner received a complimentary treatment with ArteFill and a $10,000 makeover.
About Artes Medical, Inc.
          Artes Medical is a medical aesthetics company focused on developing, manufacturing and commercializing new and innovative medical aesthetic products including injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
          This news release contains forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its ability to timely raise additional funds to support its operations, its ability to manage its operating expenses, its limited experience in commercializing ArteFill and Elevess, its future receipt of FDA approval to extend the efficacy period of ArteFill beyond six months and eliminate the skin test requirement, and the risk that the Company’s revenue projections may prove incorrect because of unexpected difficulty in generating sales and market acceptance of ArteFill or Elevess, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release.  A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
          Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc. All other trademarks referred to in this press release are the property of their respective owners.

Artes Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$2,261	$1,220	$7,095	$4,716
License fees	—	5,500	—	6,232

	2,261	6,720	7,095	10,948

Cost of product sales	2,343	3,002	7,404	6,880

Gross profit (loss)	(82)	3,718	(309)	4,068

Operating expenses:
Selling and marketing	4,347	2,846	14,673	8,252
General and administrative	2,943	3,022	10,530	9,513
Research and development	3,088	1,541	7,865	3,709

	10,378	7,409	33,068	21,474

Loss from operations	(10,460)	(3,691)	(33,377)	(17,406)

Other income (expense):
Interest expense	(1,063)	(342)	(2,755)	(873)
Interest income	20	310	219	1,181
Other income (expense), net	227	(10)	235	—

Loss before benefit from income taxes	(11,276)	(3,733)	(35,678)	(17,098)

Benefit from income taxes	70	51	217	151

Net loss	$(11,206)	$(3,682)	$(35,461)	$(16,947)

Basic and diluted net loss per share	$(0.67)	$(0.22)	$(2.14)	$(1.03)

Basic and diluted weighted average shares	16,654,516	16,493,767	16,561,289	16,444,915

Artes Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$5,858	$20,293
Accounts receivable, net	1,470	792
Inventories, net	6,075	5,528
Other current assets	790	1,044

Total Current Assets	14,193	27,657

Property and equipment, net	5,798	5,034
Intangibles, net	1,255	2,385
Other assets	604	645

Total Assets	$21,850	$35,721

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable and accrued expenses	$6,132	$3,074
Accrued compensation and benefits	1,571	1,802
Revenue interest financing, current portion	1,775	—
Term note payable, current portion	—	1,250
Revolving credit line	—	5,000
Other current liabilities	120	42

Total Current Liabilities	9,598	11,168

Revenue interest financing, less current portion (net of discount of $1,016)	13,391	—
Note payable (net of discount of $779)	5,721	—
Term note payable (net of discount of $165)	—	2,231
Deferred tax liability	316	915
Other liabilities	2,051	783
Commitments and Contingencies
Stockholders’ Equity (Deficit):
Series A Participating Preferred Stock, $0.001 par value, 200,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 19,742,285 and 16,514,163 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	20	17
Additional paid-in capital	132,501	126,894
Accumulated deficit	(141,748)	(106,287)

Total Stockholders’ Equity (Deficit)	(9,227)	20,624

Total Liabilities and Stockholders’ Equity (Deficit)	$21,850	$35,721